UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	June 4, 2015

Heritage Oaks Bancorp
(Exact Name of Registrant as Specified in Its Charter)

California
(State or Other Jurisdiction of Incorporation)

000-25020	77-0388249
(Commission File Number)	(IRS Employer Identification No.)

1222 Vine Street, Paso Robles CA	93446
(Address of Principal Executive Offices)	(Zip Code)

(805) 369-5200
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On June 4, 2015, Castle Creek Capital Partners IV, LP (“Castle Creek”) completed the exchange of its remaining 348,697 shares of Heritage Oaks Bancorp (the “Company”) Series C Convertible Perpetual Preferred Stock having a liquidation preference of $3.25 per share (the “Series C Preferred Stock”) for shares of the Company’s common stock, no par value (“Common Stock”), on a one-for-one exchange ratio basis (the “Subsequent Closing”).  The Subsequent Closing was completed pursuant to an Exchange Agreement between the Company and Castle Creek, dated October 29, 2014 (the “Exchange Agreement”), as amended on December 22, 2014 (the “Amended Agreement” and together with the Exchange Agreement hereinafter collectively referred to as the “Agreement”).  All of the conditions to closing set forth in the Agreement, including Castle Creek having received a non-control determination with respect to the Company from the Board of Governors of the Federal Reserve System (or the Federal Reserve Bank of San Francisco) and the California Department of Business Oversight, Division of Financial Institutions, and other customary closing conditions, were met.  Immediately following the Subsequent Closing, there are no shares of Series C Preferred Stock outstanding.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Exchange Agreement, a copy of which was filed as an exhibit to the Company’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on October 31, 2014, and the Amended Agreement, a copy of which was filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 24, 2014.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this notice to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 8, 2015

Heritage Oaks Bancorp

By:	/s/ Lonny D. Robinson
Lonny D. Robinson
Executive Vice President, Chief Financial Officer